Textmunication Provides Shareholder Update

PLEASANT HILL, CA/ October 10, 2017 – Textmunication Holdings, Inc. (TXHD.OB), a cloud-based mobile SMS marketing platform provider, has made several strategic moves delivering on its 2017 blueprint. Textmunication had four key objectives in 2017:

●	Reduce historical debt

●	Increase revenues

●	Develop a new SMS software platform

●	Enhance and develop partnerships

Textmunication issued an 8-K on October 2, 2017 detailing an approved court order allowing Livingston Asset Management (“LAM”) to recover past-due obligations which LAM had purchased from certain vendors. Several convertible notes were settled in 2017 for fixed shares allowing clarity for future funding. Textmunication’s debt reduction and revenue improvements in 2017 have put the company in a stronger position to negotiate future financing without using convertible financing.

The company has increased revenues through new strategic partnerships and clients. Revenue increases of 259% in Q1 and 298% in Q2 were posted in 2017. With the addition of the GEN3 software platform, additional revenue clients are now coming on board. Textmunication is in talks for a large-scale SMS platform partnership connecting the entertainment industry to SMS notifications for royalty payments. This potential partnership could open new markets for SMS and long-term investment in Textmunication.

Aspire Consulting Group (“Aspire”), our sister-company, has secured three large IDIQ contracts in 2017 and has three more pending in Q4. Aspire offers long-term revenue opportunities in the government contracting sector. Aspire is working with key Primes for both federal and state IT Services contracts. These contracts are with some of the nation’s mission critical programs such as Centers for Medicare and Medicaid Services (CMS), Social Security Administration (SSA) and U.S. Department of Veterans Affairs (VA) VECTOR as a strategic subcontractor. Aspire will work with the Prime contractors as task orders are released under each IDIQ.

Textmunication has a solid pipeline of API clients being developed for the GEN3 SMS platform. The new platform will handle the increased SMS business and add new functionality such as “intelligent data” connecting clients, consumers and advertisers. Migration of clients began in June and full migration is expected by late Q4. The new GEN3 platform can send more than 1 billion SMS per month and will offer new engagement, retention and loyalty functionality to health clubs, salons and new verticals starting Q4 and throughout 2018.

“Textmunication laid out an aggressive plan in 2017 to address debt, revenue, infrastructure and partnerships. As we enter Q4 and 2018, the moves we made this year will pay big dividends for the future of our company and our shareholders”, stated CEO Wais Asefi. “By addressing our objectives, we have new exciting opportunities from potential equity investors and partnerships we wouldn’t have had without addressing our prior debt obligations”.

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About Textmunication Holdings, Inc.

Textmunication is an online mobile marketing platform service provider that helps health clubs and martial arts studios communicate with their members by allowing them to build loyalty, engage member retention, and create new business through a non-intrusive, value added medium. Textmunication connects members to the content they desire through any mobile device for health clubs and studio events, as well as promotions. Clients can send the most up-to-date offers, discounts, member alerts, events, PT schedules, or any other personalized campaign. www.textmunication.com

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Safe Harbor Provision:

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Textmunication Holdings’ current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Textmunication Holdings’ filings with the Securities and Exchange Commission. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and any document referred to in this press release.

Contact:

Wais Asefi,

Textmunication

(800) 677-7003

wais@textmunication.com